Exhibit 2.2

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of February 16, 2021 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), is made in favor of Tribune Publishing Company, a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Guaranteed Party, Tribune Enterprises, LLC, a newly formed Delaware limited liability company (“Parent”), and Tribune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Except as otherwise specified herein, each capitalized term used in this Limited Guarantee and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

1.  Limited Guarantee.

(a) As consideration for the Guaranteed Party entering into the Merger Agreement, each Guarantor hereby irrevocably and unconditionally guarantees, severally and not jointly, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment of Parent’s obligation to (a) pay to the Company the Liquidated Damages Amount if and when required to be paid by Parent in accordance with Section 11.04(c) of the Merger Agreement, (b) reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses in accordance with Section 6.06(d) of the Merger Agreement and (c) indemnify and hold harmless the Company and each of its representatives in accordance with Section 6.06(d) of the Merger Agreement (the “Guaranteed Obligation”), on the terms and subject to the conditions set forth in, the Merger Agreement and this Limited Guarantee, subject to a cap on liability of such Guarantor hereunder equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto, plus Enforcement Collection Costs (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount” and such percentage set forth opposite such Guarantor’s name on Exhibit A hereto with respect to the Guaranteed Obligation, such Guarantor’s “ Pro Rata Percentage”). The Guaranteed Party acknowledges and agrees, on behalf of itself, its Subsidiaries and each of the Company’s directors, officers and outside advisors (collectively, “Specified Related Persons”) that the maximum aggregate liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed $50,000,000, plus the Enforcement Collection Costs (such amount referred to herein as the “Maximum Aggregate Amount”), regardless of whether Parent’s liability with respect to the Guaranteed Obligation exceeds such amount. If any of the Guarantors fail to discharge any portion of the Guaranteed Obligation when due and payable in accordance herewith and with the terms and subject to the conditions set forth in the Merger Agreement, then, on and subject to the terms of this Limited Guarantee, upon the Guaranteed Party’s written demand, the Guarantors’ liability to the Guaranteed Party hereunder in respect of such portion of the Guaranteed Obligations shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Guaranteed Obligation remain unpaid, take any and all actions available hereunder to collect such Guarantor’s liabilities hereunder or under Applicable Law in respect of such Guaranteed Obligations. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Specified Related Persons, that (i) this Limited Guarantee may not be enforced without giving full and absolute effect to the provisions of this Limited Guarantee limiting the Guarantors’ liability to the Maximum Aggregate Amount and limiting each Guarantor’s liability to such Guarantor’s Maximum Guarantor Amount and (ii) it will not and it will cause its Specified Related Persons not to, directly or indirectly, seek to enforce this Limited Guarantee in violation thereof. The Guaranteed Party hereby, on behalf of itself and its Specified Related Persons, agrees and acknowledges that (A) the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with, this Limited Guarantee, the Merger Agreement or any other agreement, document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, except pursuant to any Retained Claims (as defined in the Equity Commitment Letter and (B) no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, other than as expressly set forth herein or pursuant to any other Retained Claims. In addition, the Guaranteed Party hereby, on behalf of itself and its Specified Related Persons, agrees and acknowledges that (a) no Guarantor shall be required by this Limited Guarantee to pay (y) more than such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount or (z) any amounts required to be paid by any other Guarantor hereunder and (b) no demand by the Guaranteed Party shall be made, directly or indirectly, on any Guarantor unless demand is also made on each other Guarantor in accordance with their respective Pro Rata Percentages of the Guaranteed Obligation in accordance with the terms and conditions set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or otherwise, the Guaranteed Party hereby agrees, on behalf of itself and its Specified Related Persons, that to the extent Parent and Merger Sub are relieved of all or any portion of their payment or performance obligations under the Merger Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guarantee. Notwithstanding anything to the contrary herein or otherwise, the Guarantors may adjust their respective obligations hereunder (and their respective Pro Rata Percentages) by delivering written notice to the Guaranteed Party (with a copy to Parent), setting forth the relevant adjustment, and, upon Parent’s receipt thereof, Exhibit A hereto shall be deemed amended accordingly.

2.  Terms of Limited Guarantee; Recovery Claim.

(a) This Limited Guarantee is a primary and original obligation of the Guarantors and is a guarantee of payment (subject to this Limited Guarantee’s terms and conditions and the terms and conditions of the Merger Agreement) and not of collection, and the payment obligations of the Guarantors hereunder shall transfer, automatically and without any further action by the Guarantors, Parent or Merger Sub, to any assignee of Parent’s and Merger Sub’s obligations under the Merger Agreement. Subject in all respects to Section 1 of this Limited Guarantee, a separate Legal Action may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee up to an amount equal to such Guarantor’s Maximum Guarantor Amount. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Specified Related Persons, that each Guarantor may assert, as a defense to, or release or discharge of, any payment by such Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Guaranteed Party under the terms of the Merger Agreement with respect to the Guaranteed Obligation.

(b) The Guarantors agree and acknowledge that their respective obligations hereunder are absolute and unconditional, and shall not be released or discharged in whole or in part, or otherwise affected by:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any Guarantor or any insolvency, bankruptcy, liquidation, dissolution, reorganization or other similar proceeding of Parent, Merger Sub or any Guarantor or any of their Related Persons or affecting any of their respective assets, or any merger, consolidation to which Parent, Merger Sub, any

Guarantor or any of their Related Persons is party, or any direct or indirect sale or disposition of Parent’s, Merger Sub’s, any Guarantor’s or any of their Related Persons’ assets or direct or indirect ownership interests in Parent or Merger Sub;

(ii) any change in the manner, place or terms of payment, or any change or extension of the time of payment of, renewal or alteration of, the Guaranteed Obligation or any amendment or waiver in accordance with the terms and conditions of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof or, or any assignment or other transfer of any interest in the Merger Agreement or the documents entered into in connection therewith;

(iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent or any of its Related Persons, whether in connection with the Guaranteed Obligation or otherwise; or

(iv) the power or authority of Parent or Merger Sub to enter into the Merger Agreement or to perform their respective obligations thereunder, or the lack of validity or enforceability of the Merger Agreement against Parent or Merger Sub.

(c) Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, without the need for any further action by any Person: (A) the Maximum Aggregate Amount shall be reduced by any amounts paid by Parent or any other Person to the Guaranteed Party or any of its Specified Related Persons in connection with a breach or alleged breach by Parent or Merger Sub pursuant to the Merger Agreement; and (B) the Guarantors shall be immediately fully released and discharged hereunder if the Guaranteed Obligation is paid by Parent, Merger Sub or any other Person.

(d) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Guaranteed Party, or which would otherwise require the Guaranteed Party to exhaust any right or take any action against Parent, Merger Sub or any other Person, whether before, at or after taking action against the Guarantors hereunder. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium Applicable Law or other similar Applicable Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (in each case, other than (i) actual fraud or bad faith by the Guaranteed Party or any of its Specified Related Persons, (ii) defenses to the payment of the Guaranteed Obligation that are available to Parent or Merger Sub under the Merger Agreement or any other agreement, document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby, (iii) termination of this Limited Guarantee in accordance with its terms, or (iv) the reduction or payment of the Guaranteed Obligation pursuant to Section 2(c) above). No Guarantor shall exercise any rights against Parent or Merger Sub that it may acquire by way of subrogation unless and until the Guaranteed Obligation has been paid in full.

3.  Sole Remedy.

(a)  The Guaranteed Party acknowledges and agrees, on behalf of itself and its Specified Related Persons, that:

(i) the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs in accordance with the terms and conditions of the Merger Agreement, and that, without limiting the rights of the Guaranteed Party under this Limited Guarantee, and subject to all of the terms, conditions and limitations herein and therein, the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by the Guarantors, any of the Guarantor’s Related Persons or any other Person, except any such rights pursuant to the Retained Claims;

(ii) notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby, the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein or therein, and that no Person other than the Guarantors shall have any liability or obligation hereunder, in each case in this clause (ii) except pursuant to the Retained Claims; and

(iii) notwithstanding that each Guarantor is a limited partnership, the Guaranteed Party has no and shall have no right of remedy, recourse or recovery (whether at law or equity or in tort, contract or otherwise) against the Guarantors or any Guarantor’s Related Persons (or any Related Person of such Persons), and no personal liability or obligation whatsoever shall attach to any of Guarantor’s Related Persons (or any Related Person of such Persons) (including, without limitation, any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent or Merger Sub breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under the Merger Agreement or any other agreement, document or instrument delivered in connection herewith or therewith or otherwise, whether or not any such breach is caused by the Guarantors breach (whether willfully, intentionally, unintentionally or otherwise) of their obligations under this Limited Guarantee or the Equity Commitment Letter), in each case, whether by or through any Guarantor, Parent, Merger Sub or any other Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons), or otherwise, in each case in this clause (iii) except pursuant to the Retained Claims, and in no event shall the Guaranteed Party or any of its Specified Related Persons (or any Related Person of such Persons) seek any damages of any kind or any other recovery, judgment, or remedies of any kind (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Aggregate Amount against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons) pursuant to the terms and subject to the conditions hereof (or, with respect to each Guarantor, more than the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount) (as such amount may be reduced pursuant to Section 2(c) above).

(b) Except for the Retained Claims, the recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Specified Related Persons against the Guarantors and any Guarantor’s Related Persons (and any Related Person of such Related Persons), and none of the Guarantors nor any Guarantor’s Related Persons (nor any Related Person of such Related Persons) will have any obligation or liability to any Person, in each case, in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, including in respect of any oral representations made or alleged to be made in connection herewith or therewith. The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Specified Related Persons not to institute, directly or indirectly, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any Guarantor or any Guarantor’s Related Person (or any Related Person of such Persons), except for the Retained Claims. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, representative or financing source of any of the foregoing; provided, that the definition of “Related Person” shall exclude the undersigned in respect of its express obligations hereunder and Parent and Merger Sub in respect of their respective express obligations under the Merger Agreement.

(c) Except for the Retained Claims, the Guaranteed Party further unconditionally and irrevocably covenants and agrees that, notwithstanding anything contained herein or otherwise, the Guaranteed Party has no right to recover, and shall not recover, and the Guaranteed Party shall not institute, directly or indirectly, and shall cause its Specified Related Persons not to institute, directly or indirectly, any Action or bring any other claim in the name of or on behalf of the Guaranteed Party against any Guarantor to recover more than the Maximum Aggregate Amount in respect of any damages arising under, or in connection with, this Limited Guarantee, the Merger Agreement or any other agreement, document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, and the Guaranteed Party shall promptly return all monies paid to it or its Specified Related Persons in respect of such damages in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount to the applicable Guarantor or Guarantors.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights, remedies or recourse against any Person, including the Guarantors and their Related Persons (and any Related Person of such Persons), except as expressly set forth herein. The Guaranteed Party acknowledges and agrees, on behalf of itself and its Specified Related Persons, that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive the termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor, severally and not jointly, and not jointly and severally, hereby represents and warrants to the Guaranteed Party with respect to itself that:

(a) each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and that it has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action by such Guarantor, and this Limited Guarantee has been duly executed and delivered by such Guarantor, and no other entity action on the part of such Guarantor is necessary to authorize this Limited Guarantee or to consummate the transactions contemplated hereby;

(c) assuming due execution and delivery of this Limited Guarantee by all the other parties hereto and thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Applicable Laws relating to or affecting creditors’ rights generally, or by general principles of equity);

(d) the amount of such Guarantor’s Maximum Guarantor Amount, when aggregated with the other Maximum Guarantor Amounts under this Limited Guarantee, will be sufficient to pay the Maximum Aggregate Amount in full; and

(e) as of the date hereof, the Guarantors collectively have, and at all times through and including the Closing the Guarantors will have, sufficient cash, immediately available lines of credit, capital commitments or other sources of immediately available funds to fulfill the Maximum Aggregate Amount in accordance with the terms and subject to the conditions set forth herein, and such Guarantor has, and will have at all times during the effectiveness of this Limited Guarantee, sufficient cash, immediately available lines of credit, capital commitments or other sources of immediately available funds in an amount, in the aggregate, not less than such Guarantor’s Maximum Guarantor Amount (and such Guarantor shall take all action within its control to suspend redemptions by its investors to the extent such redemptions would reasonably be expected to result in the representations and warranties in this clause (e) being inaccurate as to such Guarantor at any time).

5. Termination. This Limited Guarantee shall terminate and be of no further force and effect and the Guarantors shall have no further obligation or liability under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument (other than the Confidentiality Agreement) delivered in connection herewith or therewith or in respect of the transactions contemplated hereby or thereby (or the termination or abandonment thereof), as of the earliest to occur of: (i) the Closing; (ii) the payment of the Guaranteed Obligation (whether by the Guarantors, Parent or any other Person); (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which any Guarantor may be required pursuant to the terms and subject to the conditions of this Limited Guarantee to make any payment of any Guaranteed Obligation; (iv) the date that is sixty (60) days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which any Guarantor may be required pursuant to the terms and subject to the conditions of this Limited Guarantee to make a payment of the Guaranteed Obligation if (A) by such date the Guaranteed Party shall have made a claim in writing with respect to such Guaranteed Obligation during such sixty (60)-day period and (B) the Guaranteed Party shall have commenced a legal proceeding during such sixty (60)-day period in accordance with Section 15 against the Guarantors alleging that Parent is liable for such Guaranteed Obligation, in which case, this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), the Guarantors shall not have any further liability or obligation under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction with respect to such claim and (y) the execution and delivery of a written agreement with respect to such claim between the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by the Guarantors to the Guaranteed Party of all amounts payable by the Guarantors pursuant to such order or agreement; and (v)

the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Party. Upon any termination of this Limited Guarantee, no Person shall have any rights or claims (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantors or their respective Related Persons (and any Related Person of such Persons) under this Limited Guarantee, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub, the Guarantors or their respective Related Persons (or any Related Person of such Persons) shall have any further liability or obligation relating to or arising from this Limited Guarantee, whether at law or equity, in contract, in tort or otherwise except that Section 3, this Section 4, Section 6, Section 7 and Section 9 through and including Section 16 will survive termination of this Limited Guarantee in accordance with their respective terms and conditions. In the event that the Guaranteed Party, or any of its Specified Related Persons or any other Person who is acting on behalf of, or at the direction of, any of the foregoing, asserts, or any such Person encourages, assists, supports or facilities any other Person in asserting, in writing, directly or indirectly, in any litigation or any other proceeding (whether at law, in equity, in contract, in tort or otherwise) (a) that the provisions of: (i) Section 1 hereof limiting the Guarantors’ aggregate liability to the Maximum Aggregate Amount or, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount, in each case as such amount may be reduced pursuant to Section 2(c) above, (ii) Section 3 hereof or (iii) this Section 4 are illegal, invalid, inapplicable or unenforceable, in whole or in part, or (b) any theory of liability against any Guarantor or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement, document or instrument delivered in connection herewith or therewith, or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise (including, in each case, in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than, solely with respect to this clause (b), any Retained Claim (any of (a) or (b), an “Improper Assertion”), and such Improper Assertion has not been withdrawn by the date that is ten Business Days following any Guarantor providing written notice to the Company in accordance with Section 11.01 of the Merger Agreement that the Guarantor’s obligations pursuant to this Limited Guarantee shall terminate due to such Improper Assertion unless such Improper Assertion has been withdrawn prior to such tenth Business Day, then (x) the obligations of the Guarantors under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if any Guarantor or any other Person has previously made any payments under or in connection with this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (z) none of Parent, Merger Sub, the Guarantors nor any of their respective Related Persons (nor any Related Person of such Related Persons) shall have any liability or obligation to the Guaranteed Party or any of its Specified Related Persons with respect to the transactions contemplated by the Merger, this Limited Guarantee or the Equity Commitment Letter.

6. Entire Agreement. This Limited Guarantee, together with the Merger Agreement, and the Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede and cancel any and all prior or contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, express or implied, among Parent, Merger Sub and the Guarantors or any of their Related Persons (or any Related Person of such Persons), on the one hand, and the Guaranteed Party or any of its Specified Related Persons, on the other hand, regarding the subject matter hereof. Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon (including any oral representations made or alleged to be made in connection herewith) by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

7. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective (with any waiver of any Guarantor being applicable to all Guarantors). No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

8. Payments. All payments to be made hereunder by each Guarantor shall be made in lawful money of the United States of America at the time of payment and shall be made in immediately available funds.

9.  Counterparts; Notices.

(a)  Counterparts. This Limited Guarantee agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Guarantor, to:

c/o Akin Gump Strauss Hauer & Feld One Bryant Park

New York, NY 10036

Attn:

David D’Urso

E-mail:

Notices@aldenglobal.com

with a copy (which shall not constitute actual or constructive notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn:

David D’Urso

Jeffrey Kochian E-mail: ddurso@akingump.com

jkochian@akingump.com

If to the Guaranteed Party, to:

Tribune Publishing Company

160 N. Stetson Avenue

Chicago, Illinois 60601

Attn:

Terry Jimenez

E-mail:

t.jimenez@tribpub.com

with a copy (which shall not constitute actual or constructive notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:

Harold Birnbaum

E-mail:

harold.birnbaum@davispolk.com

10. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or all of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect ab initio, except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligation hereunder may be assigned to the same assignee; provided, that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

11. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor (and any Related Person of such Related Persons) shall be considered a third party beneficiary of the provisions of Section 3 and Section 4 hereof.

12. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

13. Confidentiality. This Limited Guarantee is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. Each party hereto shall keep strictly confidential this Limited Guarantee and all information obtained by it with respect to the other parties hereto in connection with this Limited Guarantee, and will use such information solely in connection with the execution and enforcement of this Limited Guarantee and the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto (and any other Person who shall receive a copy hereof as permitted pursuant hereto) and its Representatives (as defined below) shall not use, circulate, quote or otherwise refer to the Limited Guarantee, except (a) with the prior written consent of each of the parties hereto, (b) to any of such Person’s Affiliates and its and their respective Affiliates’ controlling persons, general or limited partners, officers, directors, employees, investment professionals, managers, equity holders, stockholders, members, agents, assignees, financing sources or other representatives of any of the foregoing (all of the foregoing, collectively, “Representatives”) or (c) if required by Applicable Law or by any court order or by a recognized stock exchange, governmental department or agency or other Governmental Authority, or in connection with court or other proceedings to enforce the terms and conditions of this Limited Guarantee.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount and its Pro Rata Percentage limitations provided in Section 1 hereof and to the provisions of Section 3 and Section 5 hereof.

15.  Governing Law; Forum.

(a) This Limited Guarantee, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto irrevocably agrees that any Action with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts ”), and agrees (for the benefit of the Guaranteed Party) not to oppose any motion to expedite such Legal Action in the Chosen Courts. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Limited Guarantee, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each Guarantor hereby irrevocably designates, appoints and empowers David D’Urso with offices on the date hereof at the location set out above his name in Section 9(b) above (the “Agent”), as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action referred to in this Section 15. If for any reason the Agent shall cease to be available to act as such designee, appointee and agent, each Guarantor agrees to designate a new designee, appointee and agent on the terms and for the purposes of this Section 15 satisfactory to the Guaranteed Party. Each

Guarantor hereby consents to service of process as aforesaid. Copies of any service made upon the Agent pursuant to this Section 11 shall be delivered concurrently to Parent and the relevant Guarantors. To the fullest extent permitted by Applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9(b); provided, that (i) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law and (ii) each such party’s consent to jurisdiction and service contained in this Section 15 is solely for the purpose referred to in this Section 15 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

16. Waiver of Trial by Jury. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Enforcement Collection Costs. The provisions of this Limited Guarantee are an integral part of the transactions contemplated by the Merger Agreement and, without such provisions, the Company would not have entered into the Merger Agreement or this Limited Guarantee. Accordingly, if a Guarantor fails to promptly pay or cause to be paid any amount properly due and payable pursuant to this Limited Guarantee, and, in order to obtain such payment, the Company commences a suit, action or claim against one or more Guarantors, and the Company is the prevailing party in such action (as determined by the deciding court), receiving a judgment or order of the Guaranteed Obligation or any portion thereof pursuant to a final, non-appealable judgment or order from a court of competent jurisdiction, such Guarantor shall also pay any reasonable and documented out-of-pocket costs, including reasonable attorney’s fees, incurred by the Company in connection with such suit, action or claim to enforce this Limited Guarantee, together with interest on such amount or portion thereof, from the date the Company provided notice to such Guarantor that such amounts were payable hereunder, at the rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment (collectively, the “Enforcement Collection Costs”).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTORS:

ALDEN GLOBAL

OPPORTUNITIES MASTER

FUND, L.P.

By: Alden Global Capital, LLC, its investment advisor

By:
Name:
Title:

ALDEN GLOBAL VALUE

RECOVERY MASTER

FUND, L.P.

By: Alden Global Capital, LLC, its investment advisor

By:
Name:
Title:

GUARANTEED PARTY:

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Signature Page to Limited Guarantee

Exhibit A

Guarantor	Maximum Guarantor	Pro Rata Percentage
	Amount

Alden Global Opportunities	$37,500,000	75%
Master Fund, L.P.
Alden Global Value	$12,5000,000	25%
Recovery Master Fund, L.P.
TOTAL	$50,000,000	100%